EXHIBIT 99.1

CONTACTS:	Gary A. Harmon Chief Financial Officer (706) 876-5851 gary.harmon@dixiegroup.com

THE DIXIE GROUP ANNOUNCES CHANGES IN BOARD OF DIRECTORS

CHATTANOOGA, Tenn. (December 6, 2005) -- The Dixie Group, Inc. (Nasdaq/NM:DXYN) today announced that, effective December 1, 2005, Joseph L. Jennings, Jr. resigned as a director of Dixie, citing personal reasons.

Dixie's Board of Directors subsequently voted to appoint Walter W. Hubbard as a director of the Company, effective December 1, 2005, to replace Mr. Jennings. Mr. Hubbard retired earlier this year as President and CEO of Honeywell Nylon, Inc., a subsidiary of Honeywell International. Prior to becoming President and CEO of Honeywell Nylon, Inc. in 2003, Mr. Hubbard had served in a variety of executive capacities in the textile and carpet fiber businesses of BASF Corporation since 1985.

Daniel K. Frierson, Dixie's Chairman of the Board and Chief Executive Officer, commented, "We appreciate the dedication and guidance that Joe provided to our company and to our Board. His extensive textile industry background and experience have proven especially helpful to us during his tenure as a director of Dixie. We wish Joe the best and look forward to having Walt Hubbard join our Board. He has known our company for a number of years and will now be able to directly contribute to our continuing success. We welcome Walt as a member of our board of directors."

The Dixie Group "www.thedixiegroup.com" is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets and Dixie Home brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.